Exhibit 99.1

PRESS RELEASE

WELLPOINT REPORTS FIRST QUARTER 2008 RESULTS

•	Medical enrollment grew by 564,000 members during the first quarter of 2008

•	Net income was $1.07 per share, including net realized investment losses of $0.06 per share

•	Operating cash flow was $1.0 billion, or approximately 1.8 times net income

•	Full year 2008 net income is now expected to be in the range of $5.42 - $5.67 per share, including net realized investment losses of $0.06 per share

Indianapolis, IN – April 23, 2008 – WellPoint, Inc. (NYSE: WLP) today announced that first quarter 2008 net income was $588.1 million, or $1.07 per share, which included net realized investment losses of $0.06 per share. Net income in the first quarter of 2007 was $783.1 million, or $1.26 per share.

“While the first quarter was challenging for WellPoint, since our March announcement we have further reduced claims inventories and achieved greater visibility into medical costs,” said Angela F. Braly, president and chief executive officer of WellPoint, Inc. “Consequently, we have refined our earnings forecast to reflect higher medical costs and a lower level of favorable prior year reserve development.”

“Our overall enrollment growth remains strong and we are now serving 35.4 million medical members, more than ever before. We offer access to the largest provider network in the industry, with competitive pricing, distinctive care management and wellness programs, and innovative medical cost transparency tools. We will continue to enhance this superior value proposition with new product offerings in order to drive future membership gains and long-term earnings growth,” added Braly.

“Operating cash flow was strong in the first quarter, at $1.0 billion, or 1.8 times net income, and our medical claims payable increased by $610 million, or 10.5 percent, while claims inventories declined. We believe that our reserves are appropriately stated,” said Wayne S. DeVeydt, executive vice president and chief financial officer of WellPoint, Inc.

CONSOLIDATED HIGHLIGHTS

Membership: Medical enrollment totaled approximately 35.4 million members at March 31, 2008, an increase of 498,000 members, or 1.4 percent, from 34.9 million at March 31, 2007. The increase was driven by National business, which added 468,000 members over the past twelve months. The Company’s State Sponsored and Senior businesses grew by 66,000 and 63,000 members, respectively, during this period, while Individual enrollment declined by 104,000 members.

During the first quarter of 2008, medical enrollment increased sequentially by 564,000 members, or 1.6 percent, driven by continued membership gains in the National business. Enrollment in the National business increased by 517,000, including 354,000 National Account lives and 163,000 BlueCard members.

As of March 31, 2008, self-funded membership comprised approximately 52 percent of the Company’s medical enrollment base, compared with 51 percent as of December 31, 2007, and 50 percent as of March 31, 2007.

Operating Revenue: Operating revenue was $15.4 billion in the first quarter of 2008, an increase of 3.5 percent from $14.8 billion in the first quarter of 2007. The increase was driven primarily by enrollment growth in the Senior business and price increases in Local Group, partially offset by the loss of the New York State prescription drug contract.

Benefit Expense Ratio: The benefit expense ratio was 85.1 percent in the first quarter of 2008, an increase of 200 basis points from 83.1 percent in the prior year quarter. While the Company experienced significant favorable prior period reserve development in the first quarter of 2008, the level of development was approximately $120 million less favorable than in the first quarter of 2007. The Company also incurred higher claims experience in the Senior business during the first quarter of 2008, as a result of benefit design changes in certain product categories.

The increase in the benefit expense ratio was almost entirely attributable to the Consumer Business segment. Approximately 160 basis points of the increase resulted from the Senior business. Benefit designs of certain Medicare Advantage products have resulted in adverse selection and negatively impacted 2008 financial results. The Company has implemented medical management initiatives to address the high claims experience in its Medicare Advantage products and is in the process of adjusting benefits and pricing for 2009. The Company also experienced an increase in the benefit expense ratio for its Medicare Prescription Drug Plan (“PDP”) offerings due to a change in benefit design that resulted in the recognition of medical costs earlier in 2008 as compared to 2007. The seasonality of this benefit design change is expected to result in an improving benefit expense ratio for PDP products during the balance of 2008.

Approximately 30 basis points of the increase in the consolidated benefit expense ratio were due to the Company’s Individual business. The Company is adjusting pricing and plan designs in certain markets, rolling out new product offerings and enhancing customer retention efforts to improve Individual results.

The remaining 10 basis points of increase in the consolidated benefit expense ratio represented the net impact of changes in all other lines of business.

The Company expects the full year 2008 benefit expense ratio to be in the range of 83.3 to 83.6 percent, a decline from the first quarter of 2008 due to expected premium rate increases, enhanced medical management initiatives, a more normal pattern of prior period reserve adjustments and membership mix changes.

Premium and Cost Trends: Trends include Local Group and Individual fully-insured businesses.

For the rolling twelve month period ended March 31, 2008, unit cost increases continue to be the primary drivers of medical cost trends. Medical cost trends are expected to be in the range of 8.0 percent, plus or minus 50 basis points for the full year of 2008, and the Company continues to price its business so that expected premium yield exceeds total cost trend, where total cost trend includes medical costs and selling, general and administrative (“SG&A”) expense.

SG&A Expense Ratio: The SG&A expense ratio was 14.6 percent in the first quarter of 2008, an increase of 20 basis points from 14.4 percent in the first quarter of 2007. The increase was expected and due to higher compensation, outside services and marketing and advertising costs.

Operating Cash Flow: Operating cash flow was $1.0 billion in the first quarter of 2008, or approximately 1.8 times net income. The Company expects operating cash flow of at least $3.3 billion for the full year of 2008.

Days in Claims Payable: Days in Claims Payable (“DCP”) as of March 31, 2008, was 48.1 days, an increase of 3.1 days from 45.0 days as of December 31, 2007. The increase reflects the Company’s strengthened reserves for medical claims and was attributable primarily to prior period reserve adjustments, an increase in the length of time between the date of service and claim payment, and changes in the timing of payments in the Company’s Pharmacy Benefit Management (“PBM”) operation.

Share Repurchase Program: During the first quarter of 2008, the Company repurchased 29.7 million shares of its common stock for $2.0 billion. As of March 31, 2008, the remaining Board-approved share repurchase authorization was approximately $2.3 billion, and cash and investments held at the parent company and available for general corporate use totaled $1.2 billion.

REPORTABLE SEGMENTS

In 2008, WellPoint, Inc. now has the following reportable segments: Commercial Business, which includes the Local Group, National, UniCare, and Specialty Products lines of business; Consumer Business, which includes the Individual, Senior, and State Sponsored lines of business; and Other, which includes Comprehensive Health Solutions (including the Company’s PBM and Behavioral Health operations), FEP business, National Government Services, inter-segment sales and expense eliminations, and corporate expenses not allocated to the other reportable segments. These revised segments are consistent with the Company’s new organizational structure.

Operating revenue and operating gain are the key measures used by management to evaluate performance in each segment.

WellPoint, Inc.

Reportable Segment Highlights

(Unaudited)

(In millions)	Three Months Ended March 31
	2008	2007	Change
Operating Revenue
Commercial Business	$9,488.2	$9,455.6	0.3%
Consumer Business	4,100.0	3,726.4	10.0%
Other Business:
External Customers	1,778.4	1,659.2	7.2%
Intersegment Revenue	665.3	508.7	30.8%
Intersegment Eliminations	(665.3)	(508.7)	(30.8)%

Other	1,778.4	1,659.2	7.2%

Total Operating Revenue	15,366.6	14,841.2	3.5%
Operating Gain (Loss)
Commercial Business	$883.7	$915.1	(3.4)%
Consumer Business	(124.2)	144.0	NM	(1)
Other	123.1	114.2	7.8%
Operating Margin
Commercial Business	9.3%	9.7%	(40	)bp
Consumer Business	(3.0)%	3.9%	(690	)bp

(1) “NM” = not meaningful

Commercial Business: Operating gain for the Commercial Business segment was $883.7 million in the first quarter of 2008, a decrease of 3.4 percent compared with $915.1 million in the first quarter of 2007. The decline principally resulted from lower prior year favorable reserve development in 2008.

Consumer Business: The Company experienced an operating loss of $124.2 million in the Consumer Business segment during the first quarter of 2008, compared with an operating gain of $144.0 million in the first quarter of 2007. The decline in operating performance was driven by the Senior business, which incurred an operating loss of more than $200 million in the first quarter of 2008 due to high benefit expense ratios in Medicare Advantage and Medicare PDP products, as described in the “Benefit Expense Ratio” section.

Other: Operating gain for the Other segment totaled $123.1 million in the first quarter of 2008, an increase of 7.8 percent compared with $114.2 million in the prior year quarter. The increase was driven by growth in the Company’s Behavioral Health and PBM operations. Enrollment in Behavioral Health products increased by 6.3 million from the first quarter of 2007, and PBM prescription volume grew by 8.8 percent.

OUTLOOK

Full Year 2008:

•	The Company now expects net income to be in the range of $5.42 to $5.67 per share, including net realized investment losses of $0.06 per share.

•	Year-end medical enrollment is expected to be approximately 35.3 million members.

•	Operating revenue is now expected to total approximately $62.3 billion.

•	The benefit expense ratio is now expected to be in the range of 83.3 to 83.6 percent.

•	The SG&A expense ratio is now expected to be approximately 14.4 percent.

•	The Company now expects operating cash flow of at least $3.3 billion

Basis of Presentation

1.	Operating gain is defined as operating revenue less benefit expense, selling expense, general and administrative expense, and cost of drugs. Operating gain is used to analyze profit or loss on a segment basis. Consolidated operating gain is a non-GAAP measure.

2.	Operating margin is defined as operating gain divided by operating revenue.

3.	Beginning January 1, 2008, the Company revised its reportable segments to reflect its new organizational structure, as described in “Reportable Segments.”

4.	Certain prior period amounts have been reclassified to conform to the current period presentation.

Conference Call and Webcast

Management will host a conference call and webcast today at 8:30 a.m. Eastern Daylight Time (“EDT”) to discuss its first quarter earnings results and updated outlook. The conference call should be accessed at least 15 minutes prior to the start of the call with the following numbers:

888-423-3268 (Domestic)	800-475-6701 (Domestic Replay)
651-291-5254 (International)	320-365-3844 (International Replay)

An access code is not required for today’s conference call. The access code for the replay is 908942. The replay will be available from 1:45 p.m. EDT today until the end of the day on May 7, 2008. The call will also be available through a live webcast at www.wellpoint.com under “Investor Info.” A webcast replay will be available following the call.

Contacts:

Investor Relations	Media
Michael Kleinman, 317-488-6713	Shannon Troughton, 317-488-6789

About WellPoint, Inc.

WellPoint, Inc. is the largest health benefits company in terms of medical membership in the United States. WellPoint is an independent licensee of the Blue Cross and Blue Shield Association and serves its members as the Blue Cross licensee for California; the Blue Cross and Blue Shield licensee for Colorado, Connecticut, Georgia, Indiana, Kentucky, Maine, Missouri (excluding 30 counties in the Kansas City area), Nevada, New Hampshire, New York (as the Blue Cross Blue Shield licensee in 10 New York City metropolitan and surrounding counties and as the Blue Cross or Blue Cross Blue Shield licensee in selected upstate counties only), Ohio, Virginia (excluding the northern Virginia suburbs of Washington, D.C.), Wisconsin; and through UniCare. Additional information about WellPoint is available at www.wellpoint.com.

WellPoint, Inc.

Membership & Prescription Volume Summary

(Unaudited and in Thousands)

				Change from
	March 31, 2008	December 31, 2007	March 31, 2007	December 31, 2007	March 31, 2007
Medical Membership
Customer Type
Local Group	16,691	16,663	16,690	0.2%	0.0%
National Accounts	6,743	6,389	6,479	5.5%	4.1%
BlueCard	4,726	4,563	4,522	3.6%	4.5%

Total National	11,469	10,952	11,001	4.7%	4.3%
Individual	2,369	2,390	2,473	(0.9)%	(4.2)%
Senior	1,301	1,250	1,238	4.1%	5.1%
State Sponsored	2,157	2,174	2,091	(0.8)%	3.2%
FEP	1,386	1,380	1,382	0.4%	0.3%

Total Medical Membership	35,373	34,809	34,875	1.6%	1.4%

Funding Arrangement
Self-Funded	18,354	17,737	17,483	3.5%	5.0%
Fully-Insured	17,019	17,072	17,392	(0.3)%	(2.1)%

Total Medical Membership	35,373	34,809	34,875	1.6%	1.4%

Reportable Segment
Commercial Business	28,421	27,886	27,986	1.9%	1.6%
Consumer Business	5,566	5,543	5,507	0.4%	1.1%
Other Business	1,386	1,380	1,382	0.4%	0.3%

Total Medical Membership	35,373	34,809	34,875	1.6%	1.4%

Other Membership
Behavioral Health Membership	23,373	20,230	17,110	15.5%	36.6%
Life and Disability Membership	5,594	5,598	5,916	(0.1)%	(5.4)%
Dental Membership	4,805	5,014	5,196	(4.2)%	(7.5)%
Vision Membership	2,542	2,401	2,277	5.9%	11.6%
Medicare Part D Membership	1,836	1,614	1,590	13.8%	15.5%
PBM Prescription Volume (Quarterly)
Retail Scripts	102,941	91,393	93,277	12.6%	10.4%
Mail Order Scripts	6,891	7,019	7,702	(1.8)%	(10.5)%
Specialty Pharmacy Scripts	204	193	148	5.7%	37.8%

Total Scripts	110,036	98,605	101,127	11.6%	8.8%

WellPoint, Inc.

Consolidated Statements of Income

(Unaudited)

(In millions, except per share data)	Three Months Ended March 31
	2008	2007	Change
Revenues
Premiums	$14,234.4	$13,757.4	3.5%
Administrative fees	969.6	924.5	4.9%
Other revenue	162.6	159.3	2.1%

Total operating revenue	15,366.6	14,841.2	3.5%
Net investment income	232.7	246.6	(5.6)%
Net realized (losses) gains on investments	(45.6)	0.2	NM	(1)

Total revenues	15,553.7	15,088.0	3.1%
Expenses
Benefit expense	12,116.5	11,429.8	6.0%
Selling, general and administrative expense
Selling expense	444.3	423.0	5.0%
General and administrative expense	1,804.3	1,708.6	5.6%

Total selling, general and administrative expense	2,248.6	2,131.6	5.5%
Cost of drugs	118.9	106.5	11.6%
Interest expense	119.0	102.9	15.6%
Amortization of other intangible assets	71.5	70.8	1.0%

Total expenses	14,674.5	13,841.6	6.0%
Income before income tax expense	879.2	1,246.4	(29.5)%
Income tax expense	291.1	463.3	(37.2)%

Net income	$588.1	$783.1	(24.9)%

Net income per diluted share	$1.07	$1.26	(15.1)%

Diluted shares	547.6	623.0	(12.1)%
Benefit expense as a percentage of premiums	85.1%	83.1%	200	bp
Selling, general and administrative expense as a percentage of total operating revenue	14.6%	14.4%	20	bp
Income before income tax expense as a percentage of total revenues	5.7%	8.3%	(260	) bp

(1) “NM” = not meaningful

WellPoint, Inc.

Consolidated Balance Sheets

(In millions)	March 31, 2008	December 31, 2007
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$2,552.1	$2,767.9
Investments available-for-sale, at fair value	3,809.8	3,726.3
Other invested assets, current	35.9	40.3
Accrued investment income	161.7	165.8
Premium and self-funded receivables	3,167.0	2,870.1
Other receivables	1,160.5	996.4
Income taxes receivable	—	0.9
Securities lending collateral	756.6	854.1
Deferred tax assets, net	642.1	559.6
Other current assets	1,123.8	1,050.4

Total current assets	13,409.5	13,031.8
Long-term investments available-for-sale, at fair value	13,079.4	13,962.4
Other invested assets, long-term	771.2	752.9
Property and equipment, net	1,002.7	995.9
Goodwill	13,429.4	13,435.4
Other intangible assets	9,149.7	9,220.8
Other noncurrent assets	713.8	660.8

Total assets	$51,555.7	$52,060.0

Liabilities and shareholders’ equity
Liabilities
Current liabilities:
Policy liabilities:
Medical claims payable	$6,398.1	$5,788.0
Reserves for future policy benefits	66.9	63.7
Other policyholder liabilities	1,724.3	1,832.2

Total policy liabilities	8,189.3	7,683.9
Unearned income	1,151.0	1,114.6
Accounts payable and accrued expenses	3,016.7	2,909.6
Income taxes payable	270.6	—
Security trades pending payable	26.1	50.6
Securities lending payable	756.6	854.1
Current portion of long-term debt	19.9	20.4
Other current liabilities	1,861.4	1,755.0

Total current liabilities	15,291.6	14,388.2
Long-term debt, less current portion	9,266.5	9,023.5
Reserves for future policy benefits, noncurrent	658.6	661.9
Deferred tax liability, net	2,983.4	3,004.4
Other noncurrent liabilities	1,851.5	1,991.6

Total liabilities	30,051.6	29,069.6
Shareholders’ equity
Common stock	5.3	5.6
Additional paid-in capital	17,550.7	18,441.1
Retained earnings	3,954.2	4,387.6
Accumulated other comprehensive income	(6.1)	156.1

Total shareholders’ equity	21,504.1	22,990.4

Total liabilities and shareholders’ equity	$51,555.7	$52,060.0

WellPoint, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

	Three Months Ended March 31
(In millions)	2008	2007
Operating activities
Net income	$588.1	$783.1
Adjustments to reconcile net income to net cash provided by operating activities:
Net realized losses (gains) on investments	45.6	(0.2)
Loss on disposal of assets	0.2	0.2
Deferred income taxes	(6.0)	(97.1)
Amortization, net of accretion	118.9	112.4
Depreciation expense	25.8	31.7
Share-based compensation	37.0	40.3
Excess tax benefits from share-based compensation	(11.1)	(51.2)
Changes in operating assets and liabilities, net of effect of business combinations:
Receivables, net	(454.0)	(209.0)
Other invested assets, current	4.5	23.4
Other assets	(135.8)	(36.7)
Policy liabilities	502.1	463.6
Unearned income	36.4	667.9
Accounts payable and accrued expenses	(48.3)	(319.0)
Other liabilities	23.6	74.6
Income taxes	289.0	500.2
Other, net	17.8	(3.1)

Net cash provided by operating activities	1,033.8	1,981.1
Investing activities
Purchases of fixed maturity securities	(1,742.9)	(2,417.9)
Proceeds from sales and maturities of fixed maturity securities	2,581.5	1,561.1
Purchase of equity securities	(744.9)	(375.1)
Proceeds from sales of equity securities	377.4	484.3
Changes in securities lending collateral	97.5	151.4
Purchases of subsidiaries, net of cash acquired	(0.4)	—
Purchases of property and equipment	(79.0)	(56.6)
Proceeds from sales of property and equipment	4.5	—
Other, net	(36.1)	(9.4)

Net cash provided by (used in) investing activities	457.6	(662.2)
Financing activities
Net proceeds from commercial paper borrowings	188.1	91.9
Repayment of long-term borrowings	(2.7)	(2.2)
Changes in securities lending payable	(97.5)	(151.4)
Changes in bank overdrafts	144.7	(135.6)
Repurchase and retirement of common stock	(2,008.6)	(634.9)
Proceeds from exercise of employee stock options and employee stock purchase plan	57.7	262.0
Excess tax benefits from share-based compensation	11.1	51.2

Net cash used in financing activities	(1,707.2)	(519.0)

Change in cash and cash equivalents	(215.8)	799.9
Cash and cash equivalents at beginning of period	2,767.9	2,602.1

Cash and cash equivalents at end of period	$2,552.1	$3,402.0

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES

LITIGATION REFORM ACT OF 1995

This document contains certain forward-looking information about us that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not generally historical facts. Words such as “expect(s)”, “feel(s)”, “believe(s)”, “will”, “may”, “anticipate(s)”, “intend”, “estimate”, “project” and similar expressions are intended to identify forward-looking statements, which generally are not historical in nature. These statements include, but are not limited to, financial projections and estimates and their underlying assumptions; statements regarding plans, objectives and expectations with respect to future operations, products and services; and statements regarding future performance. Such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond our control, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties include: those discussed and identified in our public filings with the U.S. Securities and Exchange Commission, or SEC; increased government regulation of health benefits, managed care and PBM operations; trends in health care costs and utilization rates; our ability to secure sufficient premium rate increases; our ability to contract with providers consistent with past practice; competitor pricing below market trends of increasing costs; reduced enrollment, as well as a negative change in our health care product mix; risks and uncertainties regarding the Medicare Part C and Medicare Part D Prescription Drug benefits programs, including potential uncollectability of receivables resulting from processing and/or verifying enrollment (including facilitated enrollment), inadequacy of underwriting assumptions, inability to receive and process correct information, uncollectability of premium from members, increased medical or pharmaceutical costs, and the underlying seasonality of the business; a downgrade in our financial strength ratings; litigation and investigations targeted at health benefits companies and our ability to resolve litigation and investigations within estimates; our ability to meet expectations regarding repurchases of shares of our common stock; funding risks with respect to revenue received from participation in Medicare and Medicaid programs; non-compliance with the complex regulations imposed on Medicare and Medicaid programs; events that result in negative publicity for the health benefits industry; failure to effectively maintain and modernize our information systems and e-business organization and to maintain good relationships with third party vendors for information system resources; events that may negatively affect our license with the Blue Cross and Blue Shield Association; possible impairment of the value of our intangible assets if future results do not adequately support goodwill and other intangible assets; intense competition to attract and retain employees; unauthorized disclosure of member sensitive or confidential information; changes in the economic and market conditions, as well as regulations, applicable to our investment portfolios; possible restrictions in the payment of dividends by our subsidiaries and increases in required minimum levels of capital and the potential negative affect from our substantial amount of outstanding indebtedness; general risks associated with mergers and acquisitions; various laws and our governing documents may prevent or discourage takeovers and business combinations; future bio-terrorist activity or other potential public health epidemics; and general economic downturns. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof. Except to the extent otherwise required by federal securities law, we do not undertake any obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Readers are also urged to carefully review and consider the various disclosures in our SEC reports.